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                               UGI UTILITIES INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                      Exhibit 12

                                                       Three
                                                      Months
                                                       Ended
                                                    December 31,                   Year Ended September 30,
                                                 ------------------  ----------------------------------------------------
                                                   2004      2003       2004       2003      2002       2001       2000
                                                 --------  --------  ---------  ---------  --------  ---------  ---------
EARNINGS:
Earnings before income taxes                     $ 28,343  $ 29,346  $  83,098  $ 100,212  $ 73,665  $  79,568  $  82,882
Interest expense                                    4,466     4,547     17,698     17,412    16,365     18,724     18,135
Amortization of debt discount and expense              60        57        233        244       287        264        218
Estimated interest component of rental expense        387       341      1,477      1,434     1,563      1,541      1,318
                                                 --------  --------  ---------  ---------  --------  ---------  ---------
                                                 $ 33,256  $ 34,291  $ 102,506  $ 119,302  $ 91,880  $ 100,097  $ 102,553
                                                 ========  ========  =========  =========  ========  =========  =========

FIXED CHARGES:
Interest expense                                 $  4,466  $  4,547  $  17,698  $  17,412  $ 16,365  $  18,724  $  18,135
Amortization of debt discount and expense              60        57        233        244       287        264        218
Allowance for funds used during
      construction (capitalized interest)               3         5         11          7        19         12         17
Estimated interest component of rental expense        387       341      1,477      1,434     1,563      1,541      1,318
                                                 --------  --------  ---------  ---------  --------  ---------  ---------
                                                 $  4,916  $  4,950  $  19,419  $  19,097  $ 18,234  $  20,541  $  19,688
                                                 ========  ========  =========  =========  ========  =========  =========
Ratio of earnings to fixed charges                   6.76      6.93       5.28       6.25      5.04       4.87       5.21
                                                 ========  ========  =========  =========  ========  =========  =========